As filed with the Securities and Exchange Commission on March 21, 2023

Registration No. 333-260161
Registration No. 333-264180

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-260161
Form S-8 Registration Statement No. 333-264180

UNDER
THE SECURITIES ACT OF 1933

IsoPlexis Corporation
(Exact name of registrant as specified in its charter)

Delaware	46-2179799
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

35 NE Industrial Road
Branford, Connecticut 06405
(Address of Principal Executive Offices, Including Zip Code)

IsoPlexis Corporation 2014 Stock Plan
IsoPlexis Corporation 2021 Omnibus Incentive Compensation Plan
IsoPlexis Corporation 2021 Employee Stock Purchase Plan
(Full title of the plans)

Scott Chaplin
Chief Legal Officer
IsoPlexis Corporation
35 NE Industrial Road
Branford, Connecticut 06405
(203) 208-4111
(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Damien R. Zoubek
Oliver J. Board
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, New York 10022

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE AND DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the deregistration of all shares of common stock, $0.001 par value per share (“Common Stock”), of IsoPlexis Corporation, a Delaware corporation (the “Company” or the “Registrant”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-260161	October 8, 2021	IsoPlexis Corporation 2014 Stock Plan	5,113,324
		IsoPlexis Corporation 2021 Omnibus Incentive Compensation Plan	3,271,801
		IsoPlexis Corporation 2021 Employee Stock Purchase Plan	389,500

333-264180	April 7, 2022	IsoPlexis Corporation 2021 Omnibus Incentive Compensation Plan	1,951,800
		IsoPlexis Corporation 2021 Employee Stock Purchase Plan	390,360

On March 21, 2023, pursuant to the Agreement and Plan of Merger, dated as of December 21, 2022 (the “Merger Agreement”), by and among Berkeley Lights, Inc., a Delaware corporation (“Parent”), Iceland Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger and the related transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branford, State of Connecticut, on March 21, 2023.

ISOPLEXIS CORPORATION

By:	/s/ Scott Chaplin
Name:	Scott Chaplin
Title:	Chief Legal Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.